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                                       Exhibit No. 99(b)(9)(xvii)

              DFA INVESTMENT DIMENSIONS GROUP INC.

          DFA TWO-YEAR CORPORATE FIXED INCOME PORTFOLIO


                    ADMINISTRATION AGREEMENT



          AGREEMENT made this ____ day of February, 1996, by and between DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation (the "Fund"), on behalf of DFA Two-Year Corporate
Fixed Income Portfolio (the "Portfolio"), a separate series of the Fund, and DIMENSIONAL FUND ADVISORS INC., a Delaware corporation (the "Administrator").

          WHEREAS, the Fund has been organized and operates as an investment company registered under the Investment Company Act of 1940 for the purposes of investing and reinvesting its assets in securities, as set forth in its Registration Statement under the Investment Company Act of 1940 and the Securities Act of 1933, as heretofore amended and supplemented;

          WHEREAS, the Portfolio, as a separate series of the Fund, desires to avail itself of the services, assistance and facilities of an administrator and to have an administrator perform various administrative and other services for it; and

          WHEREAS, the Administrator desires to provide such services to the Portfolio.

          NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

          1. EMPLOYMENT OF THE ADMINISTRATOR. The Fund hereby employs the Administrator to supervise the administrative affairs of the Portfolio, subject to the direction of the board of directors and the officers of the Fund on the terms hereinafter set forth. The Administrator hereby accepts such employment and agrees to render the services described herein for the compensation herein provided.

          2.   SERVICES TO BE PROVIDED BY THE ADMINISTRATOR.

          A.   The Administrator shall supervise the
administrative affairs of the Fund as they pertain to the Portfolio. Specifically, the Administrator shall:

               (1) supervise the services provided to the Fund for the benefit of the Portfolio by the


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                    Portfolio's custodian, transfer and dividend
                    disbursing agent, printers, insurance
                    carriers (as well as agents and brokers), independent accountants, legal counsel and other persons who provide services to the Fund for the benefit of the Portfolio;

               (2) assist the Fund to comply with the provisions of applicable federal, state, local and foreign securities, tax, organizational and other laws that (i) govern the business of the Fund in respect of the Portfolio (except those that govern investment of the Portfolio's assets), (ii) regulate the offering of the Portfolio's shares and
                    (iii) provide for the taxation of the
                    Portfolio;

               (3) provide the shareholders of the Portfolio with such information regarding the operation and affairs of the Portfolio, and their investment in its shares, as they or the Fund may reasonably request;

               (4) assist the Portfolio to conduct meetings of its shareholders if and when called by the board of directors of the Fund;

               (5) furnish such information as the board of directors of the Fund may require regarding any investment company in whose shares the Portfolio may invest; and

               (6) provide such other administrative services for the benefit of the Portfolio as the board of directors may reasonably request.

          B. In carrying out its responsibilities under Section A herein, to the extent the Administrator deems necessary or desirable and at the expense of the Portfolio, the Administrator shall be entitled to consult with, and obtain the assistance of, the persons described in Section A, paragraph (1) herein who provide services to the Fund.

          C. The Administrator, at its own expense, shall provide the Fund with such office facilities and equipment as may be necessary to conduct the administrative affairs of the Fund in respect of the Portfolio.

          3.   EXPENSES OF THE FUND.  It is understood that the
Portfolio will pay all of its own expenses incurred to conduct its administrative affairs.


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          4.   COMPENSATION OF THE ADMINISTRATOR.  For the
services to be rendered by the Administrator as provided in
Section 2 of this Agreement, the Portfolio shall pay to the Administrator, at the end of each month, a fee equal to one-twelfth of 0.05 percent of the net assets of the Portfolio. If this Agreement is terminated prior to the end of any month, the fee for such month shall be prorated.

          5. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator to the Fund or in respect of the Portfolio are not to be deemed exclusive, and the Administrator shall be free to render similar services to others as long as its services to the Fund or in respect of the Portfolio are not impaired thereby.

          6. LIABILITY OF THE ADMINISTRATOR. No provision of this Agreement shall be deemed to protect the Administrator against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

          7.   DURATION AND TERMINATION.

          A. This Agreement shall become effective on the date written below, provided that prior to such date it shall have been approved by the board of directors of the Fund, and shall continue in effect until terminated by the Fund or the Administrator on 60 days' written notice to the other.

          B. Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at the principal business office of such party.

          8. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

          9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          IN WITNESS WHEREOF, the parties hereto have caused this


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Agreement to be executed and effective on the ____ day of
February, 1996.


DIMENSIONAL FUND                   DFA INVESTMENT DIMENSIONS
ADVISORS INC.                      GROUP INC.



By:________________________        By:___________________________
      Chairman-Chief                         President
      Investment Officer


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